Exhibit 99.1

March 28, 2005

Worldspan Reports Fourth Quarter 2004 Results

	Fourth Quarter	Year Ended
	2004	December 31, 2004

Revenue	$213.1 million	$944.2 million

Operating Profit	$5.0 million	$88.5 million

ATLANTA, March 28, 2005—Worldspan, L.P. today reported financial results for the fourth quarter ended December 31, 2004 and the year ended December 31, 2004. The Company reported revenues for the quarter of $213.1 million and a net loss of $5.6 million. For the year, the Company reported revenue of $944.2 million and a net income of $41.9 million.

“Worldspan’s improvement in operating results continues as a result of our market strengths and successful initiatives in 2004,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan. “Last year we continued to make gains in the online market, experienced growth in overall bookings and at the same time successfully implemented numerous cost reduction initiatives.”

FINANCIAL HIGHLIGHTS

Fourth Quarter 2004

Revenue: Fourth quarter revenue was $213.1 million, an increase of $13.1 million, or 6.6% from revenue of $199.9 million in the fourth quarter of 2003.  Electronic travel distribution revenue increased $10.0 million, or 5.5%, primarily as a result of 12.6% growth in online transactions. IT services revenue increased by $3.1 million compared to the fourth quarter of 2003 primarily as a result of growth in subscription-based services, such as our Rapid RepriceSM product.

Operating Profit: Fourth quarter 2004 operating profit was $5.0 million, an improvement of $13.7 million compared to an operating loss of $8.7 million in the fourth quarter of 2003. This improvement reflects increased revenue and lower technology and employee costs, partially offset by higher inducements to travel agencies.

Net Loss: Fourth quarter net loss was $5.6 million compared to a $21.1 million net loss in the fourth quarter of 2003. This improvement of $15.5 million primarily resulted from increased operating profit of $13.7 million in addition to reduced income taxes.

Global Transactions: Worldspan’s global transaction volumes increased 2.8% in the fourth quarter of 2004 compared to the fourth quarter of 2003. Transaction volumes by online agencies grew 12.6% year over year, while traditional travel agency volumes declined by 6.2% in the fourth quarter 2004 compared to the fourth quarter of 2003.

YEAR TO DATE 2004

Revenue: Annual revenue in 2004 was $944.2 million, an increase of $47.3 million, or 5.3%, over 2003 revenue of $896.9 million. Electronic travel distribution revenue increased $65.1 million, or 8.0%, year over year primarily resulting from a 5.1% growth in transaction volumes driven by continued growth in online transactions. IT Services revenue decreased by $17.8 million year over year primarily due to the full year impact of credits provided to Worldspan’s former owners under the terms of their respective IT Service agreements, resulting in a reduction of revenue of $16.7 million year over year.

Operating Profit: The Company reported operating profit of $88.5 million in 2004 compared to $57.4 million in 2003, an increase of $31.1 million, or 54.2%.  Operating profit improved as a result of the growth in revenues as well as reductions in technology and employee related costs, offset by higher inducements and the full year impact of amortization expense resulting from the Company’s acquisition on June 30, 2003.

Net Income: The Company reported net income of $41.9 million in 2004, an increase of $28.2 million compared to net income of $13.7 million in 2003. This increase primarily results from the increase in operating profit year over year and a one-time non-operating charge of $17.3 million recorded in 2003 offset by higher interest costs in 2004 due to the full year impact of debt incurred to fund the acquisition of the Company.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended December 31,			Year ended December 31,
	2004	2003	Change	2004	2003	Change
Revenue:
Electronic travel distribution	$193,589	$183,572	5.5%	$876,552	$811,421	8.0%
Information technology services	19,506	16,376	19.1%	67,666	85,513	(20.9%)
Total revenue	$213,095	$199,948	6.6%	$944,218	$896,934	5.3%

Operating expenses	208,061	208,635	(0.3%)	855,761	839,581	1.9%
Operating profit	$5,034	$(8,687)		$88,457	$57,353

Other expense:
Interest expense, net	9,355	10,277	(9.0%)	40,113	22,951	74.8%
Other, net	2,210	1,206	83.3%	3,377	19,555	(82.7%)

Income before income taxes	$(6,531)	$(20,170)		$44,967	$14,847

Income tax expense	(883)	902		3,104	1,133

Net income	$(5,648)	$(21,072)		$41,863	$13,714

Note: The Company was acquired on June 30, 2003. Results for the year ended December 31, 2004, the three months ended December 31, 2004 and the three months ended December 31, 2003 represent the Successor basis. Results for the year ended December 31, 2003 are based upon the mathematical addition of the Successor basis six months ended December 31, 2003 and the Predecessor basis six months ended June 30, 2003, and are not necessarily representative of what the results for the period would have been had the acquisition of the Company not occurred.

Worldspan, L.P.
Transactions Summary
(in millions)

	Fourth Quarter			Year to Date
	2004	2003	Change	2004	2003	Change

Total Transactions	44.5	43.3	2.8%	202.5	192.7	5.1%

Geographic
North America	35.6	34.7	2.6%	160.7	154.1	4.3%
ROW	8.9	8.6	3.5%	41.8	38.6	8.3%

Channel
Traditional	21.3	22.7	(6.2%)	101.0	103.9	(2.8%)
Online	23.2	20.6	12.6%	101.5	88.8	14.3%

Air/Non-Air
Air	39.8	38.8	2.6%	182.5	174.2	4.8%
Non-Air	4.7	4.5	4.4%	20.0	18.5	8.1%

Conference Call/Webcast
Worldspan will host a conference call discussing its fourth quarter 2004 results on Tuesday, March 29, 2005, at 11:00 a.m. eastern, which will be Webcast on the Company’s Web site at www.worldspan.com on the investor relations tab. Please note that a replay of the Earnings Conference Call Webcast will be available for 10 days from the date of the call.

About Worldspan, L.P.
Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

Statements in this release and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this report was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Form 10-Q, Forms 8-K, and Form S-1 Registration Statement.

CONTACT:  Kathy Falcone, 608-687-9712, email: kathyfalcone@centurytel.net